Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL ANNOUNCES TWO-FOR-ONE

STOCK SPLIT AND THIRD QUARTER 2026 DIVIDEND

Wallingford, Connecticut, August 6, 2026. Amphenol Corporation (NYSE: APH) today announced that at its meeting held on August 5, 2026, the Company’s Board of Directors approved a two-for-one stock split to be paid in the form of a stock dividend. Each Amphenol shareholder of record at the close of business on August 17, 2026 will receive one additional share for every share held on the record date. Amphenol expects the additional shares will be distributed on September 2, 2026. Following the two-for-one stock split, the Company’s Adjusted Diluted EPS guidance for the third quarter of 2026 would be $0.70 to $0.71, versus pre-split guidance of $1.40 to $1.42.

In addition, the Company’s Board of Directors approved the third quarter 2026 dividend on its Common Stock in the amount of $0.25 per share (or $0.125 per share post-split) to be paid on October 14, 2026 to shareholders of record as of September 22, 2026.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial, high-speed, fiber optic and specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices. For more information, visit www.amphenol.com.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com